Exhibit 99.2

Arcimoto, Inc. Strengthens Executive Leadership Team With Appointment of Terry Becker to Chief Operating Officer and Patrick Wiest to Materials Director

Key new hires to accelerate the Company’s production and financial performance

September 28, 2017

EUGENE, Ore.-- Arcimoto, Inc. (Nasdaq:FUV), makers of the world’s first Fun Utility Vehicle™ (FUV) - an affordable and practical pure electric vehicle (EV) for everyday commuters and fleets, today announced it is strengthening its senior management team by naming two new key executive hires. Effective immediately, Terry Becker has been named Chief Operating Officer and Patrick Wiest was appointed to Materials Director.

“The next critical step in the execution of Arcimoto’s goal of bringing everyday electric vehicles to the masses is to begin producing vehicles for real customers,” said Mark Frohnmayer, President and Founder of Arcimoto. “Operations and procurement management are key to successful production scaling. These two strategic executive hires bring between them six decades of lean manufacturing oversight, materials management and proven success at growing profitable production enterprises.”

Arcimoto Director Terry Becker has joined the Company as Chief Operating Officer. Prior to joining the team, Terry most recently served as Director of Engineering and Global Product Support at Peterson Pacific Corp, responsible for product development of forestry and recycling heavy equipment as well as the worldwide service network. Prior to Peterson, Becker held operations and executive engineering leadership roles at JBT AeroTech in the U.S. and China, Country Coach Corp. and Arneson Marine. He will be responsible for all aspects of Arcimoto operations, including manufacturing, quality, supply chain, logistics, and inventory for Arcimoto’s new U.S. factory in Eugene, Oregon. The role also oversees Arcimoto engineering, R&D, and lean enterprise functions. He will report directly to President Mark Frohnmayer.

Patrick Wiest has been named Materials Director at Arcimoto. In his most recent executive post, Wiest served as Materials Manager for FCC Commercial Furniture, where he led the company’s demand management, supply chain development and sourcing functions. Prior to FCC, Wiest served as the Vice President of Materials at Country Coach, as well as in executive positions at Westport Axle and Safari Motor Coach Corp. He will be responsible for all aspects of procurement logistics, supply chain development, production planning and inventory control for Arcimoto’s new U.S factory in Eugene. He will report directly to COO Terry Becker.

About Arcimoto

Headquartered and manufactured in Eugene, Oregon, Arcimoto (Nasdaq:FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today with a target purchase price of $11,900, Arcimoto’s SRK defines the Fun Utility Vehicle category: it’s the lightest, most affordable and performance-packed electric vehicle suitable for the daily driver. For more information please visit www.arcimoto.com

Contacts

Skyya for Arcimoto
Susan Donahue, 646-454-9378
Skyya, Managing Director
susan.donahue@skyya.com